FOOD LION, INC.
                                             2110 Executive Drive
                                                 P.O. Box 1330
                                     Salisbury, North Carolina  28145-1330

                                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF
FOOD LION, INC.:

        The Annual Meeting of the Shareholders of Food Lion, Inc. (the "Company") will be held at 10:00 a.m. on Thursday, May 5, 1994, at the Catawba College Keppel Auditorium, Salisbury, North Carolina, for the following purposes, all as more fully described in the accompanying Proxy Statement:

        (1)      To elect ten members to the Board of Directors;

        (2) To consider and vote upon a proposal to ratify the appointment of Coopers & Lybrand as independent accountants for the fiscal year ending December 31, 1994;

        (3) To consider and vote upon a proposal to amend the 1991 Employee Stock Option Plan;

        (4) To act upon the shareholder proposal included on pages 16-19 of this Proxy Statement; and

        (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on March 16, 1994 as the record date for the determination of shareholders entitled to vote at the meeting and, accordingly, only shareholders who are otherwise entitled to vote and who are holders of record at the close of business on that date will be entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed. A Proxy Statement and proxy card are enclosed herewith. You are urged to date, sign and return the proxy card promptly in the envelope provided.

                                          TOM E. SMITH
                                          Chairman of the Board, President
                                          and Chief Executive Officer
April 14, 1994



SHAREHOLDERS MAY REVOKE A PROXY UPON DELIVERY TO THE SECRETARY OF THE COMPANY OF A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. SHAREHOLDERS MAY ALSO REVOKE A PROXY BY ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING IN PERSON.

                                                FOOD LION, INC.
                                             2110 Executive Drive
                                                 P.O. Box 1330
                                     Salisbury, North Carolina  28145-1330

                                                April 14, 1994


                                                PROXY STATEMENT


        The accompanying proxy is solicited by and on behalf of the Board of Directors of Food Lion, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. on May 5, 1994, at the Catawba College Keppel Auditorium, Salisbury, North Carolina, and at any adjournment thereof (the "Annual Meeting"). The entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in doing so. Personal solicitations may be conducted by directors, officers and employees of the Company. This Proxy Statement and accompanying proxy card will be mailed to shareholders on or about April 14, 1994.

        The shares represented by the accompanying proxy and entitled to vote will be voted if the proxy card is properly signed and received by the Company prior to the meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the persons nominated to serve as the directors of the Company named in this Proxy Statement, for the proposal to ratify the appointment of Coopers & Lybrand as independent accountants for the fiscal year ended December 31, 1994, for the approval of an amendment to the 1991 Employee Stock Option Plan, against the shareholder proposal included on pages 16-19 of this Proxy Statement and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting.

                                       VOTING SECURITIES OF THE COMPANY

        The Company is authorized to issue and has outstanding (i) non-voting shares of Class A Common Stock, par value $.50 per share ("Class A Common Stock"), and (ii) voting shares of Class B Common Stock, par value $.50 per share ("Class B Common Stock") (collectively, the "common stock"). Holders of record of the Class B Common Stock at the close of business on March 16, 1994 are entitled to vote at the Annual Meeting and are entitled to one vote for each share held. At the close of business on March 16, 1994, there were 239,571,114 shares of Class B Common Stock issued and outstanding and 244,135,824 shares of Class A Common Stock issued and outstanding. Shares of Class A Common Stock have no voting rights other than as provided by North Carolina law.

        The laws of North Carolina, under which the Company is incorporated, provide that, in connection with the election of directors, the persons receiving a plurality of the votes cast will be elected as directors. The affirmative vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting will be required to ratify the appointment of independent accountants, approve an amendment to the 1991 Employee Stock Option Plan and approve the shareholder proposal included on pages 16-19 of this Proxy Statement. Abstentions will be counted in determining the existence of a quorum for the Annual Meeting, but abstentions and non-votes, including broker non-votes, will not be counted as votes in favor of or against the proposals described above.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                   AND MANAGEMENT

Principal Shareholders

        The following information is furnished for each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Class B Common
Stock, the only voting security of the Company:

                                                                    Amount and Nature
                                                                    of Beneficial
                                                                    Ownership as of                    Percent
Name and Address                                                    March 16, 1994                     of Class
Etablissements Delhaize Freres et Cie
 "Le Lion" S.A. ("Delhaize")
 rue Osseghem, 53
 1080 Brussels, Belgium                                             120,443,462(1)                        50.3%



(1) Includes 63,352,780 shares held of record by Delhaize's wholly owned subsidiary, Delhaize The Lion America, Inc., a Delaware corporation ("Detla"). Detla's address is Suite 2160, Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326. Delhaize, Detla, Ralph W. Ketner and Tom E. Smith, who at March 16, 1994 owned in the aggregate 125,972,680 shares or 52.6% of the outstanding shares of the Company's Class B Common Stock, are parties to a Shareholders Agreement dated September 22, 1988, which governs the voting of their shares in the election of directors and other matters. See "Shareholders Agreement" below.

Ownership of Management

        The following information with respect to beneficial ownership of shares of the Company's Class A Common Stock and Class B Common Stock as of March 16, 1994, is furnished for each director, nominee for director and named executive officer of the Company, and for all directors and executive officers of the Company as a group.
The number of shares of common stock set forth in the table below includes shares that may be acquired within 60 days of March 16, 1994 but does not include shares of common stock beneficially owned by Delhaize, as to which Messrs. Beckers, Boon, de Cooman d'Herlinckhove, de Vaucleroy and LeClercq are associated as further described herein. See "Principal Shareholders" above for more information relating to the ownership of Class B Common Stock by Delhaize. Unless otherwise noted, each person has sole voting and investment power of the shares beneficially owned by such person.

                                Class A                 Class B
                              Common Stock            Common Stock
                           Amount and             Amount and
Name of Individual         Nature of    Percent   Nature of   Percent
  or Number of             Beneficial   of        Beneficial  of
Persons in Group           Ownership    Class     Ownership   Class

Pierre Olivier Beckers....     --         --         --         --
A. Edward Benner, Jr......    10,651(1)    *        54,225       *
Raymond-Max Boon..........     --          *         --          *
Dan A. Boone..............    26,014(2)    *        15,180(2)    *
Jacqueline Kelly Collamore     --         --         --         --
William G. Ferguson.......     --         --         --         --
Bernard W. Franklin.......       425       *         --         --
E. Charles de Cooman
 d'Herlinckhove...........     --         --         --         --
Gui de Vaucleroy..........     --         --         --         --
Jacques LeClercq..........     --         --         --   (3)   --
Eugene R. McKinley........   125,894(4)    *        50,239       *
Tom E. Smith.............. 1,226,428(5)    *     1,529,267(5)    *
John P. Watkins...........    25,695(6)    *        30,000       *
- -All directors and
executive officers as a
group (21 persons)........ 1,795,302(7)    *     2,224,410       *




*       Indicates less than 1%.

(1) Includes 2,500 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food Lion, Inc. 1983 Employee Stock Option Plan.

(2) Includes (a) 5,250 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food Lion, Inc. 1983 Employee Stock Option Plan; (b) 225 shares of Class A Common Stock held by Mr. Boone and his wife as joint tenants, as to which Mr. Boone exercises shared voting and investment power; and (c) 405 shares of Class A Common Stock and 180 shares of Class B Common Stock held by Mr. Boone's wife as custodian for their children.

(3) Does not include 45 shares of Class B Common Stock held by Mr. LeClercq's wife as custodian for their grandchildren.

(4) Includes (a) 2,500 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food Lion, Inc. 1983 Employee Stock Option Plan; and (b) 1,240 shares of Class A Common Stock held by Mr. McKinley's wife.

(5) Includes (a) 22,500 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1991 Employee Stock Option Plan of Food Lion, Inc.; and (b) 480 shares of Class A Common Stock and 203 shares of Class B Common Stock held by Mr. Smith's wife; and excludes 429,412 shares of Class A Common Stock and 348,912 shares of Class B Common Stock owned by trusts created by Mr. Smith for his children and over which Mr. Smith exercises no voting or investment power.

(6) Includes 1,500 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food Lion, Inc. 1983 Employee Stock Option Plan.

(7) Includes 44,750 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food Lion, Inc. 1983 Employee Stock Option Plan and the 1991 Employee Stock Option Plan of Food Lion, Inc.

Shareholders Agreement

        On September 22, 1988, an agreement was entered into between Delhaize, Detla, Ralph W. Ketner and Tom E. Smith (the
"Shareholders Agreement") which contains provisions regarding, among other things, the voting of securities beneficially owned by the parties to the Shareholders Agreement for the election of directors, the role of Mr. Smith in the management of the Company and other matters concerning the operation of the Company. At
March 16, 1994, Delhaize, Detla and Messrs. Ketner and Smith beneficially owned in the aggregate 125,972,680 shares or 52.6% of the Company's outstanding Class B Common Stock. The Shareholders Agreement is effective until September 22, 1994.

        The Shareholders Agreement provides that the parties shall vote securities beneficially owned by them for the election of nominees designated by Delhaize and Mr. Smith, with Delhaize and Mr. Smith each being entitled to designate for this purpose a number of persons equal to 50% of the total number of directors to be elected. Delhaize has designated as its nominees Messrs. Beckers, de Cooman d'Herlinckhove, de Vaucleroy, LeClercq and Mrs. Collamore. Mr. Smith has designated as his nominees, in addition to himself, Messrs. Boone, Franklin, Ferguson and Watkins.

        In addition to provisions regarding the election of directors, the Shareholders Agreement addresses other matters concerning the operation of the Company. Pursuant to the Shareholders Agreement, the Company's bylaws provide that the Board of Directors may not, without the affirmative vote of more than 80% of the directors, take certain action with respect to the operation and management of the Company, including the election of a President and Chief
Executive Officer and Chairman of the Board other than Mr. Smith.

        Detla is authorized to exercise certain rights of Delhaize under the Shareholders Agreement in the event a Belgian national emergency prevents air travel or communication between Belgium and the United States.


                                                 Proposal (1)
                                             ELECTION OF DIRECTORS

        Article 3, Section 2 of the Bylaws of the Company provides for a minimum of eight and a maximum of ten directors, as such number is established from time to time by the shareholders or the Board of Directors of the Company. The Board of Directors has set the number of directors at ten. The ten persons named below are nominated to serve on the Board of Directors until the 1995 Annual Meeting of Shareholders and until their successors are elected and qualified. Except for Mrs. Collamore, each nominee is currently a director of the Company.

        Each nominee for director has indicated that he or she is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or will not serve, the persons named on the enclosed proxy card will vote for such other nominees and substitute nominees as designated by the Board of Directors.

        The age and a brief biographical description of each of the ten nominees for director are set forth below.

PIERRE OLIVIER BECKERS (33)--Mr. Beckers is a member of the Management Committee of Delhaize, a position he has held since January 1990. Mr. Beckers has also served as Grocery Buying Director (from 1988 to 1989) and Manager (from 1986 to 1988) of that company. Mr. Beckers was first elected as a director in 1992 and is a member of the Finance Committee.

DAN A. BOONE (41)--Mr. Boone is the Chief Financial Officer, Vice President of Finance and Secretary of the Company, positions he has held since May 6, 1993, July 18, 1989 and May 10, 1990, respectively. Mr. Boone, who has been an employee of the Company since 1982, has also served as Director of Finance (from 1985 to 1989) and Treasurer (from 1985 to 1991). Mr. Boone is also a director on the local board of Wachovia Bank of N.C., N.A., Salisbury, N.C. Mr. Boone was first elected as a director in 1992 and is a member of the Executive Committee and the Profit Sharing Committee.

JACQUELINE KELLY COLLAMORE (34)--Mrs. Collamore is Vice President and Chief of Staff of Credit Suisse Asset Management, Inc., which she joined in February, 1993. Since January, 1994, she has also served as Associate and Chief of Staff of Credit Suisse Private Banking. Mrs. Collamore is a member of the Management Committee for both entities. Mrs. Collamore was a consultant with Arthur D. Little from 1991 to 1992, and was an independent business consultant from 1986 to 1991. Mrs. Collamore was a Lecturer of Marketing from 1989 to 1992 at various colleges and universities. If elected, this will be Mrs. Collamore's first term as a director.

WILLIAM G. FERGUSON (66)--Mr. Ferguson has been a director of Snow Aviation International, Inc. since 1988 and the executive vice president since 1989. Mr. Ferguson is also a director of Crestview Aerospace Corporation. Mr. Ferguson was Chairman and CEO of TTI Systems, Inc. from 1977 through the sale of the company to Transco Energy Company in 1986 and until he retired from Transco in 1989. Mr. Ferguson was first appointed to the Board on December 7, 1993 following the resignation of David E. Johnston on November 22, 1993, and is Chairman of the Senior Management Compensation Committee.

DR. BERNARD W. FRANKLIN (41)--Dr. Franklin has been the President of Livingstone College and Hood Theological Seminary in Salisbury, North Carolina since July 1989. Dr. Franklin served as Vice President of Student Affairs at Virginia Union University (from 1987 to 1989) and Assistant Vice President of Student Affairs at Johnson C. Smith University (from 1985 to 1987). Dr. Franklin was first elected as a director in 1993 and is a member of the Audit Committee and the Stock Option Committee.

E. CHARLES DE COOMAN D'HERLINCKHOVE (60)--Mr. de Cooman d'Herlinckhove is, and has been for more than five years, a director, officer and member of the Management Committee of Delhaize. Mr. de Cooman d'Herlinckhove is the first cousin of Mr. de Vaucleroy. Mr. de Cooman d'Herlinckhove was first elected as a director in 1985.

GUI DE VAUCLEROY (60)--Mr. de Vaucleroy is, and has been for more than five years, a director of Delhaize. Since January 1, 1990, Mr. de Vaucleroy has served as the President and Chief Executive Officer of Delhaize and has also served that company as Chief Operating Officer (from 1984 until 1989). Mr. de Vaucleroy is the first cousin of Mr. de Cooman d'Herlinckhove. Mr. de Vaucleroy was first elected as a director in 1975 and is a member of the Finance Committee, Audit Committee, Senior Management Compensation Committee and Nominating Committee.

JACQUES LECLERCQ (64)--Mr. LeClercq is, and has been for more than five years, a director of Delhaize and President of Detla, a subsidiary of Delhaize. Mr. LeClercq was first elected as a director in 1974, is Chairman of the Audit and Stock Option
Committees and is a member of the Finance Committee, Senior
Management Compensation Committee, Nominating Committee and
Executive Committee.

TOM E. SMITH (52)--Mr. Smith is the President and Chief Executive Officer of the Company and Chairman of the Board. He has held the position of President since April 14, 1981 and the position of Chief Executive Officer since January 1, 1986. He was elected to the position of Chairman of the Board on May 10, 1990. Mr. Smith was first elected as a director in 1973, is Chairman of the Finance Committee and Executive Committee and is a member of the Audit Committee, Nominating Committee and Profit Sharing Committee.

JOHN P. WATKINS (38)--Mr. Watkins is the Chief Operating Officer and Senior Vice President of Store Operations of the Company, positions he has held since May 6, 1993 and May 9, 1991, respectively. Mr. Watkins, who has been an employee of the Company since 1977, has also served as Director of Merchandising (from 1984 to 1988) and Vice President of Merchandising (from 1988 to 1991). Mr. Watkins was first elected as director in 1992 and is a member of the Finance Committee and Executive Committee.

                                            THE BOARD OF DIRECTORS

        The business of the Company is managed under the direction of the Board of Directors, as provided by North Carolina law and the Company's bylaws. The Board of Directors has established a Finance Committee, an Audit Committee, a Senior Management Compensation Committee, a Nominating Committee, a Stock Option Committee, an Executive Committee and a Profit Sharing Committee.

        Pursuant to the Shareholders Agreement among Delhaize, Detla, Tom E. Smith and Ralph W. Ketner, the Company's bylaws provide that the Board of Directors shall maintain a Finance Committee which, for so long as the Shareholders Agreement remains in effect, must consist of three directors appointed by Delhaize, the Company's President and Chairman of the Board and one director appointed by the Company's President and Chairman of the Board. The responsibilities of the Finance Committee include adopting the Company's five-year growth plan and its annual capital expenditure budget, and approving policies regarding the number, size, location and format of stores and warehouses of the Company. The members of the Finance Committee, which met three times during the fiscal year ended January 1, 1994, are presently Tom E. Smith (Chairman),
Pierre Beckers, Gui de Vaucleroy, Jacques LeClercq and John P.
Watkins.

        The Audit Committee recommends to the Board of Directors the appointment of the Company's outside accountants and reviews the scope and the results of the audits by the Company's outside accountants. The committee also reviews the scope and results of audits by the Company's Internal Audit Department and other matters pertaining to the Company's accounting and financial reporting functions. The members of the Audit Committee, which met three times during the fiscal year ended January 1, 1994, are presently Jacques LeClercq (Chairman), Bernard W. Franklin, Gui de Vaucleroy and Tom E. Smith.

        In 1991, the Board of Directors of the Company established the Senior Management Compensation Committee. This committee, which consists of three nonemployee directors, is responsible for reviewing and approving compensation for senior management of the Company, including amounts allocated to participants under the Company's Annual Incentive Bonus Plan (described below). The members of the Senior Management Compensation Committee, which met once during the fiscal year ended January 1, 1994, are presently William G. Ferguson (Chairman), Gui de Vaucleroy and Jacques
LeClercq.

        In 1992, the Board of Directors established the Nominating Committee. The responsibilities of the Nominating Committee include reviewing from time to time the size and composition of the Company's Board of Directors, recommending individuals for nomination as directors, recommending candidates to fill vacancies on the Board and reviewing criteria for selecting directors. The members of the Nominating Committee, which met one time during the fiscal year ended January 1, 1994, are presently Gui de Vaucleroy, Jacques LeClercq and Tom E. Smith (Chairman). The Committee will consider candidates suggested by shareholders, and suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Nominating Committee at the address appearing on the first page of this Proxy Statement.

        The Stock Option Committee administers the Food Lion, Inc., 1983 Employee Stock Option Plan and the 1991 Employee Stock Option Plan of Food Lion, Inc., selects the individuals who will be awarded options under these plans and determines the timing, pricing and amounts of options granted under these plans, each within the terms of the plans. The members of the Stock Option Committee, which met three times during the fiscal year ended January 1, 1994, are presently Jacques LeClercq (Chairman) and Bernard W. Franklin.

        The Executive Committee serves as an advisory body to the Board of Directors and the Chairman of the Board concerning the daily business operations of the Company. Its functions include periodic review of results of operations, sales projections, capital expenditures, new policies and systems and other matters. The members of the Executive Committee, which met two times during the fiscal year ended January 1, 1994, are Tom E. Smith (Chairman), Dan A. Boone, Jacques LeClercq and John P. Watkins.

        The Profit Sharing Committee oversees the administration of the Company's Profit Sharing Plan. The members of the Profit Sharing Committee, which met two times during the fiscal year ended January 1, 1994, are Dan A. Boone, Tom E. Smith and Eugene R. McKinley, Vice President of Human Resources.

        The Board of Directors met six times during the fiscal year ended January 1, 1994. During that period, each incumbent director, other than Raymond-Max Boon attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which the director served during the last fiscal year. Raymond-Max Boon attended 67% of the meetings of the Company's Board of Directors during the fiscal year ended January 1, 1994.

Compensation of Directors

        The Company has agreed to pay, effective May 6, 1993, Dr. Bernard W. Franklin and William G. Ferguson, who are serving and have been nominated to continue to serve on the Board of Directors, and Mrs. Jacqueline Kelly Collamore, who has been nominated as a new director to serve on the Board of Directors, a quarterly fee of $6,500, a per board meeting fee of $1,000 and reimbursement for all related travel expenses, for their service on the Board of Directors, and commencing upon their appointment to the Board.

        There are no other standard or other arrangements pursuant to which directors of the Company are compensated for services as director.


                                                 Proposal (2)
                                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The firm of Coopers & Lybrand, Charlotte, North Carolina, has, upon the recommendation of the Audit Committee of the Board of Directors, been selected by the Board of Directors of the Company as independent accountants for the fiscal year ending December 31, 1994, subject to ratification of that appointment by the vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting. Coopers & Lybrand has acted as independent accountants for the Company since 1973. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

        The persons named on the accompanying proxy card intend to vote in favor of the ratification of the appointment of Coopers & Lybrand as independent accountants for the fiscal year ending December 31, 1994, unless a contrary choice is indicated on the enclosed proxy card. The affirmative vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting is necessary to ratify this appointment. The Board of Directors unanimously recommends that each shareholder vote FOR this proposal.


                                                 Proposal (3)
                                    Proposal to Approve an Amendment to the
                                        1991 Employee Stock Option Plan



        The Board of Directors proposes that the shareholders approve an amendment to the 1991 Employee Stock Option Plan of Food Lion, Inc. (the "Option Plan") to increase the number of shares reserved for issuance pursuant to the exercise of options granted under the Option Plan from 3,000,000 shares of the Company's Class A Common Stock to 5,000,000 shares of Class A Common Stock (the
"Amendment").

        Pursuant to the Option Plan, both Non-qualified Options and Incentive Options, as defined in the Option Plan, may be granted to key employees (the "Participants") of the Company, up to an aggregate of 3,000,000 shares of Class A Common Stock. As of March 16, 1994, options to purchase 2,833,000 shares of Common Stock were outstanding under the Option Plan, no options to purchase shares had been exercised and 167,000 shares remained available for the grant of options under the Option Plan. The proposed Amendment would increase to 5,000,000 the number of shares of Class A Common Stock reserved for issuance pursuant to options granted or to be granted under the Option Plan.

        The Board of Directors believes that it is in the Company's and its shareholders' best interest to approve the Amendment to allow the Company to continue to grant options under the Option Plan to secure for the Company the benefits of the additional incentive inherent in the ownership of its common stock by key employees of the Company. Accordingly, effective April 1, 1994, the Board of Directors of the Company approved the Amendment, subject to shareholder approval.

        The major features of the Option Plan, as proposed to be amended, are summarized below, but this is only a summary and is qualified in its entirety by reference to the actual text of the Option Plan. The market value of the Class A Common Stock was $6.3125 per share on March 16, 1994.

Purpose

        The purpose of the Option Plan is to encourage and enable selected employees of the Company to acquire or to increase their holdings of Class A Common Stock in order to promote a closer identification of their interests with those of the Company and its shareholders, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth, and value of the Company. This purpose is carried out through the granting of options intended to qualify as incentive stock options under section 422 of the Internal Revenue Code ("Incentive Options") and non-qualified stock options ("Non-qualified Options") to purchase shares of the Company's Class A Common Stock to selected employees of the Company.

Administration

        The Option Plan is administered by the Stock Option Committee of the Board of Directors of the Company, members of which must be eligible to administer the Option Plan pursuant to the disinterested administration requirements of Rule 16b-3 under the Securities Exchange Act of 1934. Members of the Stock Option Committee are Jacques LeClercq, Chairman and Dr. Bernard W.
Franklin. The Stock Option Committee has full and final authority in its discretion to take any action with respect to the Option
Plan. With respect to Section 16 Insiders (defined below), the Committee has full and final authority in its discretion to determine within the terms of the Option Plan the individuals to receive options pursuant to the Option Plan, the times or effective date when options will be granted, the number of shares to be subject to each option, the price at which options may be exercised into shares of Class A Common Stock and the time(s) when, and the conditions, if any, under which, each option may be exercisable. Prior to the amendment described below, the Stock Option Committee had the same discretion with respect to other participants in the Option Plan. With respect to all participants in the Option Plan, the Stock Option Committee has full and final authority in its discretion to: (i) prescribe the form(s) of the agreements evidencing any options granted pursuant to the Option Plan, (ii) establish, amend, and rescind rules, regulations, and guidelines for the administration of the Option Plan and (iii) construe and interpret the Option Plan and the agreements evidencing options granted thereunder.

        Pursuant to authority granted to it under the Option Plan, the Board of Directors amended the Option Plan, effective April 1,
1994, to provide automatic grants of options pursuant to the Option Plan to key employees (defined below) who are not Section 16
Insiders. The grants occur upon an employee's promotion to certain positions and upon completion of specified periods of service in those positions. "Section 16 Insider" is defined in the amendment as an individual who is serving as a director (including a director who is an employee), any individual who is serving in a position designated as an "executive officer" by the Board of Directors of the Corporation, or any individual required to file pursuant to Rule 16a-3 under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") as an "officer" within the meaning of Rule 16a-1(f) of the Exchange Act, as such Act and Rules may hereinafter be amended from time to time. Pursuant to this amendment, the Stock Option Committee may in its discretion grant options for shares in excess of the minimum number automatically granted to Non-Section 16 Insiders, and may reduce or eliminate grants to any Non-Section 16 Insider, but only on a prospective basis. The Stock Option Committee has the authority to modify on a prospective basis, in its discretion, the automatic grants to Non-Section 16 Insiders, including without limitation the power to add or delete positions from the list of those qualifying for automatic grants, to increase or decrease the number of options awarded upon promotion or completion of a period of service in a position qualifying for an automatic award, and to increase or decrease the period of service required for an automatic award. Had the amendment been in effect in 1993, 53,300 options would have been granted to Non-Section 16 Insiders under the Option Plan unless the Stock Option Committee, in its discretion, had adjusted the number of options granted to such participants as provided in the Option Plan.

Option Plan Participants

        Options may be granted to "key employees." Under the Option Plan, "key employees" are employees who hold designated positions as determined by the Stock Option Committee as well as all other employees who, in the determination of the Stock Option Committee, are in a position to materially affect the profits of the Company by reason of the nature and extent of their duties, responsibilities, personal capabilities, performance and potential. Approximately 1,300 persons are currently eligible to participate in the Option Plan. Subject to the maximum number of shares remaining with respect to which stock options may be granted at any time, there is no maximum number of shares with respect to which stock options many be granted under the Option Plan to any person, but there are certain limitations on the maximum value of Incentive Options which may become first exercisable by any person in any year. Each option granted under the Option Plan must be evidenced by a written agreement containing such provisions as required by the Option Plan.


Shares Subject to Grant

        Under the Option Plan, the maximum number of shares of Class A Common Stock with respect to which stock options may be granted is currently 3,000,000 shares and is proposed to be increased to 5,000,000 shares of Class A Common Stock. However, if there is any change in the shares of Class A Common Stock because of a merger, consolidation or reorganization involving the Company, or if the Board of Directors of the Company declares a stock dividend or stock split distributable in shares of Class A Common Stock, or if there is a change in the capital stock structure of the Company affecting the Class A Common Stock, the number of shares of Class
A Common Stock reserved for issuance under the Option Plan will be correspondingly adjusted, and the Stock Option Committee will make such adjustment to options that have been issued under the Option Plan or to any provisions of the Option Plan as it deems equitable to prevent dilution or enlargement of options. If a stock option expires or terminates for any reason without having been fully exercised, the shares subject to the unexercised portion of the option are again available for further grant under the Option Plan.

Amendment or Termination of the Option Plan

        The Option Plan may be amended or terminated at any time by the Board of Directors of the Company, provided, however, that approval by the shareholders of the Company will be required for any amendment which would (i) increase the number of shares of Class A Common Stock which may be issued under the Plan, (ii) materially change the requirements for eligibility to be a Participant or (iii) otherwise require a shareholder approval pursuant to the provisions of Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, as amended.

        Unless sooner terminated by the Board of Directors, the Option Plan will terminate on November 5, 2001, which is ten years after its adoption by the Board of Directors.

Stock Options

        1.       Option Price

        The price per share at which an option may be exercised must be the greater of (i) the par value per share of Class A Common Stock or (ii) the fair market value per share of Class A Common Stock on the date the option is granted. For these purposes, the date of grant with respect to the automatic option grants described above is the date of the employee's promotion to a position qualifying for an automatic grant or completion of the period of service required for automatic grant. For all other options, the date of grant is the date on which the Stock Option Committee acts to grant the option or any later date specified by the Stock Option Committee as the effective date of the option, and the fair market value per share of Class A Common Stock is the closing price of such stock on the NASDAQ National Market System on the day the option is granted.

        2. Exercisability, Option Period and Limitations on the Right to Exercise Options

        Of the options granted pursuant to the automatic grant implemented by the amendment described above, 1/3 are exercisable beginning on the third anniversary of the grant, 1/3 are exercisable beginning on the fourth anniversary of the grant and 1/3 are exercisable beginning on the date that is four years and six months after the date of the grant. The period for exercising the options granted pursuant to the automatic grant ends on the fifth anniversary of the date of the grant and any options not exercised by that date shall terminate. The period during which any other option may be exercised, which cannot extend more than ten years from the date of grant (the "Option Period"), and the time(s) when options granted pursuant to the plan will become exercisable, is determined by the Stock Option Committee at the time the option is granted. Any option or portion thereof not exercised before the expiration of the Option Period will terminate. An option may be exercised by giving written notice to the Stock Option Committee accompanied by the payment of the purchase price, which can be in the form of cash, shares of Class A Common Stock owned by the optionee or a combination of cash and shares.

        No option may be exercised unless the optionee is, at the time of exercise, an employee of the Company and has been an employee of the Company continuously since the date the option was granted, subject to certain exceptions relating to military or sick leave, disability and other bona fide leaves of absence. If the employment of an optionee is terminated for any reason, all options held by such optionee may be exercised to the extent exercisable on the date of such termination. However, the Stock Option Committee, in its sole discretion, may accelerate the exercise date of any option in whole or in part which was not otherwise exercisable on the date of termination, without any obligation to accelerate such date with respect to options granted to any other optionee or to treat all optionees similarly situated in the same manner. Options held by an optionee at the time of termination must be exercised, if at all, prior to the earlier of (i) the close of the period of twelve months next succeeding the date of termination (if the employment of the optionee is terminated because of retirement or death); (ii) the close of the period of three months less one day next succeeding the date of termination (if the employment of the options is terminated for reasons other than retirement or death) and (iii) the close of the Option Period.



        3.       Transferability

        No option can be transferred (including by pledge or hypothecation) other than by will or the laws of intestate succession or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 or Title I of the Employee Retirement Income Security Act, or the rules promulgated thereunder. In addition, shares of Class A Common Stock acquired upon exercise of an option may not, without the consent of the Stock Option Committee, be disposed of by an optionee until the expiration of six months after the date the option was granted.

Federal Income Tax Consequences

        The rules governing the tax treatment of options and stock acquired upon the exercise of options are quite technical. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

        Incentive Options

        Incentive Options granted under the Option Plan are intended to qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code. Pursuant to Section 422, the grant and exercise of an incentive stock option will not result in taxable income to the optionee (with the possible exception of alternative minimum tax liability) if the optionee does not dispose of shares received upon exercise of such option less than one year after the date of exercise and two years after the date of grant, and if the optionee has continuously been an employee of the Company from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). The Company will not be entitled to a deduction for income tax purposes in connection with the exercise of an Incentive Stock Option. Upon the disposition of shares acquired upon exercise of an Incentive Stock Option, the optionee will be taxed on the amount by which the amount realized upon such disposition exceeds the option price, and such amount will be treated as long-term capital gain or loss. If the holding period requirements for Incentive Stock Option treatment described above are not met, the option will be treated as a Non-qualified Option.

        No Incentive Option may be granted to an employee who owns more than 10 percent of the voting power of all classes of the Company's common stock, unless, at the time the option is granted, the option price is at least 110% of the fair market value of the stock subject to the option. In addition, the aggregate fair market value (on the date of grant) of the stock with respect to which an Incentive Option is exercisable for the first time by an individual during any calendar year cannot exceed $100,000.

        Non-qualified Options

        If an optionee receives a Non-qualified Option, the difference between the market value of the stock on the date of exercise and the option price will constitute taxable ordinary income to the optionee on the date of exercise. The Company will be entitled to a deduction in the same year in an amount equal to the income taxable to the optionee. The optionee's basis in shares of Class
A Common Stock acquired upon exercise of an option will equal the option price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the optionee will be taxed as a capital gain or loss to the optionee, and will be long-term capital gain or loss if the optionee has held the stock for more than one year at the time of sale.

Accounting Treatment

        Generally, neither the grant nor the exercise of an Incentive Option or a Non-qualified Option under the Option Plan requires any charge against earnings, if the exercise price of the option is equal to the fair market value of the stock on the date of grant.
 If the exercise price is below the fair market value of the stock on the date of grant, an earnings charge or a reduction in stockholders' equity equal to the difference will be required either at the date of grant or possibly over the term of the option.

        The persons named in the accompanying Proxy intend to vote such Proxy in favor of the proposal to approve the amendment to the Option Plan, unless a contrary choice is indicated in the enclosed Proxy. The affirmative vote of the holders of a majority of the shares of Class B Common Stock of the Company represented and entitled to vote at the Annual Meeting is necessary to approve the proposal. The Board of Directors recommends a vote FOR approval of the proposal.


                                                 Proposal (4)
                                             Shareholder Proposal

        A proposal ("Proposal") has been submitted by a shareholder with notice of an intention to present it for action at the Annual Meeting to be held on May 5, 1994. The name and address of the shareholder submitting the Proposal is: Food & Allied Service Trades Department - AFL/CIO ("FAST") Sixteenth Street, N.W., Suite 408, Washington, DC 20006-4104. FAST is currently the owner of
354.0690 shares of Food Lion's Class B Common Stock.

It should be noted that the Board of Directors recommends a vote
AGAINST the Proposal.

                                         TEXT OF SHAREHOLDER PROPOSAL

        "WHEREAS, the shareholders are the owners of the company and vested with the ultimate oversight of the Board of Directors' decisions regarding the compensation of key executives; and

WHEREAS, the Board of Directors should consider company performance when making decisions and setting policies regarding executive compensation; and

WHEREAS, the shareholders should have knowledge of the value of major components of executive compensation to evaluate the Board's decisions regarding such compensation in relation to company performance; and

WHEREAS, the company has a long-established profit-sharing plan as its principal retirement program for all employees; and the plan annually reports to all employees, including executives, the balance of their individual accounts, including annual incremental changes in contributions, earnings, and forfeitures; and

WHEREAS, the company proxy does not presently disclose to shareholders the value of the individual profit-sharing accounts of key executives, or the annual incremental changes in contributions, earnings, and forfeitures to their accounts; and

WHEREAS, this information would enable shareholders to fulfill an obligation as owners to assure the appropriateness of the compensation level of the company's key employees in light of the company's performance; NOW THEREFORE BE IT

RESOLVED, that the shareholders request that the company disclose in all future proxy statements the balance of the individual profit-sharing accounts of key executives for the plan year, including the annual incremental changes in contributions, earnings, and forfeitures to their accounts.

This information will equip shareholders with the information needed to assess the adequacy of the compensation of employees whose efforts are critical to the success of the company."
        The following statement has been submitted by FAST in support of this proposal:

        "As shareholders we must be made aware of the compensation of key executives responsible for the success of our company. We urge you to vote FOR this proposal."

                 STATEMENT OF DIRECTORS AGAINST SHAREHOLDER PROPOSAL

        Your Board of Directors recommend a vote AGAINST the proposal for the following reasons:

        The Board of Directors believes that the proposal does not involve a matter that would enable shareholders to evaluate the level of compensation of management against performance. Awards under the Profit Sharing Plan (the "Plan") are based on a formula. That formula is based on the Company's profitability. Further, this Plan limits the total amount of awards and imposes a limit on individual awards. Awards are disclosed annually in accordance with the requirements of the Securities and Exchange Commission's (the "SEC") rules.

        The proposal seeks disclosure of the account balances of certain individuals who have previously received awards under the Plan. These awards were disclosed. The account balances, if disclosed, would not reflect current compensation. The balances, in effect, reflect only the individual's savings (including the return earned on such savings). The Board of Directors notes that under the requirements of the SEC's rules, the Company is not required to disclose the amounts in an individual's account balance because the SEC has indicated that these amounts are not compensation. The Board of Directors believes that requiring disclosure of individual account balances is equivalent to requiring management to disclose information on their personal bank accounts or on their personal investments.

        The Board of Directors also believes that the proposal was not submitted to further a legitimate shareholder interest. The Board of Directors believes that the proposal is part of the proponent's "Corporate Campaign" against the Company and its management. As part of a concerted effort to injure the economic standing and reputation of the Company, it appears that the proponent and its affiliates may be seeking to use the shareholder proposal process to examine the private affairs of management even as they continue to distribute materials critical of the Company and its management to further their own goals which we believe are contrary to the goals of the majority of our shareholders.
        In conclusion, since the proposal does not address compensation as it relates to the Company's performance and because the proposal appears to have been submitted for other reasons, the Board of Directors recommends that shareholders vote AGAINST the proposal. Where a proxy card is returned to the Company properly executed but with no choice specified, the proxy will be voted
AGAINST the proposal. The affirmative vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting is necessary to approve the proposal.


                                            EXECUTIVE COMPENSATION
                                          Summary Compensation Table

        The following sets forth information concerning the annual and long-term compensation earned by the Chief Executive Officer and four other officers of the Company (the "Named Executives") for services rendered to the Company in all capacities for the fiscal years ended January 1, 1994, January 2, 1993 and December 28, 1991:


                                                                               Long-Term
                                        Annual Compensation                   Compensation
                                                                   Other                        All
Name and                                                           Annual                       Other
Principal                                                         Comp.       Options/SARs     Comp.
Position                    Year      Salary ($)     Bonus (1)    ($) (2)       (#) (3)        ($) (4)
Tom E. Smith                1993      642,314            0         97,201          --          96,696
 Chairman of the            1992      628,788        282,955      153,228          --          96,844
 Board, President           1991      528,575        229,050      116,555     75,000/0         96,148
 and Chief
 Executive Officer

John P. Watkins             1993      196,071        25,389        11,674         --           30,000
 Senior Vice President      1992      180,175        72,069        13,801         --           30,000
 of Store Operations        1991      119,588        28,640           862      4,500/0         20,487
 and Chief Operating
 Officer

Dan A. Boone                1993      174,413        21,455         8,526         --           28,776
 Vice President of          1992      169,788        67,915        19,352         --           30,000
 Finance, Chief             1991      151,616        58,400        13,400        750/0         30,000
 Financial Officer and
 Secretary

A. Edward Benner, Jr.,      1993      157,509        12,747         7,202         --           23,214
 Vice President of          1992      153,174        38,293         9,467         --           30,000
 Management Information     1991      145,384        35,000         6,451         --           29,178
 Systems

Eugene R. McKinley          1993      183,620        14,383        10,344         --           26,214
 Vice President of Human    1992      173,448        43,356        12,269         --           30,000
 Resources                  1991      165,634        39,875        10,449         --           30,000



(1) In a letter to the Board of Directors, Mr. Smith requested that he not be considered for any 1993 bonus under the Company's Incentive Bonus Plan. Mr. Smith stated that his purpose in declining to be considered for a bonus was to express his personal commitment to directors, employees and shareholders to restoring the Company to its historical levels of profitability. The Board of Directors did not consider Mr. Smith for a bonus.


(2) Includes additional payments made to Messrs. Smith, Watkins, Boone, Benner and McKinley in lieu of additional contributions that would have been made under the Company's non-contributory qualified profit sharing plan (the "Profit Sharing Plan") but for certain limitations on such contributions in the Internal Revenue Code. These payments for Mr. Smith were $79,918 in 1993, $135,844 in 1992 and $107,713 in 1991, for Mr. Watkins
        were $1,823 in 1993, $6,079 in 1992 and $0 in 1991, for Mr.
        Boone were $0 in 1993, $9,818 in 1992 and $3,449 in 1991, for
        Mr. Benner were $0 in 1993, $2,367 in 1992 and $0 in 1991 and for Mr. McKinley were $0 in 1993, $7,316 in 1992 and $3,189 in 1991. See footnote (3), below, for information with respect to amounts contributed during 1993 by the Company to the Profit Sharing Plan on behalf of the Named Executives. Also includes amounts reimbursed for executive medical expenses and financial planning services, amounts deemed compensation under the Company's Low Interest Loan Plan and amounts deemed compensation in connection with an automobile furnished by the Company to each of the Named Executives, and the value of noncash personal benefits deemed additional compensation for income tax purposes. Certain personal benefits which did not, when aggregated with other personal benefits, exceed the lesser of $50,000 and 10% of salary and bonus for any of the Named Executives are not included.

(3) The number of options set forth in this column has been restated to reflect a three-for-two stock split effected in the form of a 50% stock dividend on June 8, 1992.

(4) Includes amounts contributed by the Company on behalf of the Named Executives under the Company's Profit Sharing Plan, which amounts were $30,000 for Messrs. Smith and Watkins, $28,776 for Mr. Boone, $23,214 for Mr. Benner and $26,214 for Mr. McKinley during 1993. Amounts set forth in this column also include, for Tom E. Smith, amounts advanced by the Company to Mr. Smith pursuant to split dollar life insurance agreements with Mr. Smith. Under these agreements, Mr. Smith (or his assignee in the event of assignment) has an interest in life insurance policies on his life in the amount of $3,250,000 and is responsible for the payment of premiums on such policies. Each year the Company advances to Mr. Smith or his assignee the amount of the annual premiums on such policies. The amount advanced during 1993 was approximately $66,696. The life insurance policies are assigned to the Company as security for the amounts advanced under the agreements and, upon the death of Mr. Smith (or earlier termination of the policies), the Company is entitled to receive directly from the insurance carrier an amount equal to the sums advanced.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
Year-End Option/SAR Values

        The following table sets forth the number of shares of the Company's Class A Common Stock covered by outstanding stock options held by each of the Named Executives at January 1, 1994, and the value of "in-the-money" stock options at January 1, 1994 as determined by the spread between the option price and the price of shares of the Company's Class A Common Stock, as reported by the NASDAQ National Market System. No options were granted to the Named Executives during the fiscal year ended January 1, 1994, and none of the Named Executives elected to exercise any of their outstanding options during the fiscal year ended January 1, 1994.

                                  Number of      Value of Unexercised
                                 Unexercised        In-the-Money
                                 Options/SARs       Options/SARs
                                 at FY-End (#)      at FY-End ($)

                                 Exercisable/    Exercisable/
Name                             Unexercisable   Unexercisable(1)

Tom E. Smith                     22,500/52,500          --
John P. Watkins                       0/4,500           --
Dan A. Boone                      3,500/2,500           --
A. Edward Benner, Jr.             2,500/5,000           --
Eugene R. McKinley                2,500/5,000           --

(1) All options held by Tom E. Smith, John P. Watkins, Dan A. Boone, A. Edward Benner, Jr. and Eugene R. McKinley are exercisable at prices that are more than the price of shares of the Company's Class A Common Stock at January 1, 1994, as reported by the NASDAQ National Market System.

Performance Graph

        The graphs set forth below compare, for the five and ten year periods indicated, the "cumulative shareholder return" to shareholders of the Company as compared with the return of the Standard & Poor's 500 Stock Index and of a group of nine retail food chain stores consisting of Albertson's, Inc., American Stores Co., Bruno's, Inc., Giant Food, Inc. (Class A), Great Atlantic & Pacific Tea Co., Kroger Co., Safeway, Inc., Vons Companies, Inc.
and Winn-Dixie Stores, Inc. (the "Peer Group Index"). "Cumulative shareholder return" has been computed assuming an investment of $100, at the beginning of the periods indicated, in the common stock of the Company and the stock of the companies comprising the Standard & Poor's 500 Stock Index and the Peer Group Index, and assuming the reinvestment of dividends.

              Data Points for Performance Graphs
                        Food Lion, Inc.
              Five Year Performance Graph


                  1988    1989    1990    1991    1992    1993
Food Lion, Inc.  100.00  117.10  142.89  299.29  130.91  109.53
S&P 500 Index    100.00  131.69  127.59  166.47  179.16  197.22
Peer Group       100.00  137.34  145.77  158.19  196.24  194.14

            Data Points for Performance Graphs
                     Food Lion, Inc.
              Ten Year Performance Graph



                1983   1984   1985   1986   1987   1988   1989   1990   1991    1992   1993
Food Lion,Inc.  100.00 141.98 213.89 329.42 714.54 561.91 658.00 802.89 1681.73 735.59 615.47
S&P 500 Index   100.00 106.22 139.83 165.86 174.46 203.43 267.90 259.57 338.66  364.47 401.20
Peer Group      100.00 114.54 159.68 177.87 194.82 281.01 385.93 409.63 444.53  551.44 545.54


Report of the Senior Management Compensation Committee, Stock
Option Committee and Board of Directors

                                       REPORT ON EXECUTIVE COMPENSATION

        The Company's policy with respect to executive compensation has been designed to:

                 adequately and fairly compensate executive officers in relation to their responsibilities, capabilities, and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry;

                reward executive officers for the achievement of short-
                 term operating goals and for the enhancement of the long-term shareholder value of the Company; and

                align the interests of executive officers with those of
                 the Company's shareholders with respect to short-term operating results.

        The primary components of compensation paid by the Company to executive officers, and the relationship of such components to the Company's performance, are discussed below.

        Base Salary. Each year, the Compensation Committee reviews and approves the base salaries to be paid by the Company during the following year to members of senior management. Annual adjustments to base salaries were determined based on a number of factors, including the Company's performance and the executives' contributions to the Company's performance.

        In 1993, except for John P. Watkins, executives of the Company, including Tom E. Smith, the Company's Chief Executive Officer, received a base compensation increase of approximately 2%- 6% from the prior year. The Chief Executive Officer received a 2.2% increase in base salary which reflected a cost of living adjustment received by all executives. Mr. Watkins received an 8.8% increase, reflecting an increase in the responsibilities of the Chief Operating Officer. In determining 1993 base salaries for management, including Mr. Smith, the Committee gave the greatest weight to rewarding senior management for increasing the long-term shareholder value of the Company, while at the same time assuring compensation is commensurate with compensation paid within the Company's industry. In that regard, the Compensation Committee took into account information received from Hay Management Consultants, an independent human resources consulting firm which the Company has consulted since 1989 regarding executive compensation. Because of the limited number of supermarket chains of similar size to the Company, companies to whose executive compensation comparison was made were selected from companies in the food industry having sales of between $1 billion and $7 billion. Overall, the compensation paid by the Company, including compensation paid to Mr. Smith, is within the range of compensation paid by such other companies, with some Food Lion employee compensation falling in each of the low, middle and high ranges of the compensation information provided by Hay Management Consultants.

        Incentive Compensation. A substantial portion of each executive officer's compensation package is in the form of incentive compensation designed to reward the achievement of short-term operating goals and long-term increases in shareholder value. The Company's Incentive Bonus Plan, which was adopted by the Company in 1982, is designed to offer an incentive to those employees whose performance directly affects the Company's profitability, as determined by the Compensation Committee. Under the terms of the Incentive Bonus Plan, each employee selected for participation in the plan is assigned a maximum potential bonus award which is computed by multiplying a predetermined percentage rate ranging from 10% to 45% depending on the participant's position with the Company, (the "Potential Percentage Rate") by each participant's salary (the "Potential Bonus"). Under the plan, the total bonus payable each year (the "Total Bonus") may not exceed the lesser of (i) 2.1% of the Company's net income before taxes and certain other adjustments in excess of a 15% return on average shareholders' equity (the "ROE Bonus Amount") and (ii) the aggregate of the Potential Bonus for all plan participants (the "Maximum Bonus Amount"). One-half of the total bonus is determined by multiplying one-half of each participant's Potential Percentage Rate by such participant's salary (the "Objective Bonus"). All or any of the remaining Total Bonus is determined and allocated among participants in the discretion of the Compensation Committee (the "Discretionary Bonus"). In determining the Discretionary Bonus, the Compensation Committee considers a number of factors including contributions of each participant during the year.

        Prior to the fiscal year ended January 1, 1994, in recent years, the Company's financial performance had been such that the ROE Bonus Amount exceeded the Maximum Bonus Amount. Accordingly, the Total Bonus paid to participants under the plan (including the Chief Executive Officer and the other Named Executives) equaled the Maximum Bonus Amount. However, for the fiscal year ended January 1, 1994, the ROE Bonus Amount was less than the Maximum Bonus Amount, so that each participant could receive only a portion of his maximum bonus. That portion was 34.28%, and consequently, any participant who received his entire Discretionary Bonus, received 34.28% of his Potential Bonus. For the purpose of determining the ROE Bonus Amount for 1993, the Board of Directors amended the plan to exclude the one-time charge for costs associated with closing 88
unprofitable stores.   In determining the Discretionary Bonus
awarded to each executive the Compensation Committee considered the contributions and achievements of the executives during a year that included many challenges. In particular, the Compensation Committee considered to what extent each participant met his personal goals established at the beginning of the fiscal year by such participant and his supervisor.

        By letter to the Board of Directors of the Company, Tom Smith, the Chief Executive Officer, requested that he not be considered for any 1993 bonus (Objective or Discretionary). Mr. Smith stated that his purpose in declining to be considered for a bonus was to express his personal commitment to directors, employees and stockholders to restoring the Company to historical levels of profitability.

        The Company has maintained two Stock Option Plans pursuant to which options to purchase shares of the Company's Class A Common Stock may be granted to key employees. Generally, the exercise price of the options is the fair market value of the underlying shares of stock as reported by the NASDAQ National Market System on the date of grant, but the Stock Option Committee has the discretion to set a higher exercise price. Under the terms of the stock option plans in effect during 1993, the Stock Option
Committee had sole authority, within the terms of the plans, to select the employees to be granted options under the plans and to determine the timing and amount of options awarded. The Company has maintained for a number of years, and the Stock Option
Committee has adopted, guidelines with respect to the granting of options to employees upon their promotion to important managerial or supervisory classifications and after specified periods of service in those positions. These guidelines, which were developed over a number of years, are designed to reward employees upon promotion to important positions, and for long service in those positions, and to provide such employees with the incentive to enhance the long-term shareholder value of the Company by providing them with the opportunity to share in increases in shareholder value in amounts that are consistent with their contributions to the Company. During 1993, 2,800,000 shares were granted under the Option Plan to approximately 8,500 employees. No options were granted to the Named Executives during the fiscal year ended
January 1, 1994.

        The Company also maintains a Profit Sharing Plan for employees pursuant to which the Company contributes annually an amount of current or accumulated earnings determined by the Board of Directors not exceeding the maximum amount deductible for income tax purposes. Each employee of the Company is generally eligible to participate in the Company's Profit Sharing Plan as of the first day of the plan year in which he or she completes 1,000 or more hours of service. The annual contribution each year under the Profit Sharing Plan is determined by the Board of Directors, but may not in any event exceed 15% of the compensation paid or otherwise accrued during the taxable year for each employee under the Profit Sharing Plan. Tax-deferred contributions by the Company for the benefit of highly compensated employees to the Profit
Sharing Plan are subject to certain limits imposed by the Internal Revenue Code of 1986, which limit was $30,000 during each of the last three fiscal years. Contributions on behalf of executive officers in excess of these limitations are paid in cash to the executive officers following the end of each fiscal year. For the past twenty-three years through 1992, the Board of Directors approved a contribution to the Company's Profit Sharing Plan equal to 15% of the wages of all eligible employees. In light of the decreased profits for the 1993 fiscal year, the Board of Directors approved for 1993 a contribution to the Company's Profit Sharing
Plan equal to 10% of the 1993 wages of all eligible employees.

        This report is submitted by the Senior Management Compensation Committee, the Stock Option Committee and the Board of Directors of the Company.


      SENIOR MANAGEMENT
        COMPENSATION COMMITTEE:                 STOCK OPTION COMMITTEE:

        William G. Ferguson, Chairman           Jacques LeClercq, Chairman
        Gui de Vaucleroy                        Bernard W. Franklin

                            Board of Directors

Tom E. Smith, Chairman of the Board    Dr. Bernard W. Franklin
Pierre Olivier Beckers                 E. Charles de Cooman, d'Herlinckhove
Raymond-Max Boon                       Jacques LeClercq
Dan A. Boone                           John P. Watkins
Gui de Vaucleroy                       William G. Ferguson


Compensation Committee Interlocks and Insider Participation

        Messrs. Boone, Watkins and Smith, who are executive officers of the Company, are members of the Company's Board of Directors and participate in the decisions by the Board of Directors with respect to annual contributions made by the Company to or for the benefit of employees (including the Named Executives) under the Company's Profit Sharing Plan. Mr. Smith and Mr. Boone also serve on the Profit Sharing Committee, which oversees the administration of the Profit Sharing Plan.

        Gui de Vaucleroy, who sits on the Compensation Committee, and Jacques LeClercq, who sits on the Compensation Committee and Stock Option Committee, are affiliated with Delhaize. The Company has entered into two leases for the operation of Company stores with a real estate venture in which an indirect subsidiary of Delhaize owns a one-half interest. On February 12, 1986, the Company entered into a 20-year lease with Shipp's Corner Joint Venture, in which an indirect subsidiary of Delhaize is a general partner, for the operation of a 25,000 square foot Company store located in a shopping center in Virginia Beach, Virginia. The Company's store opened in December 1986. Additionally, on October 1, 1986, the Company entered into a 20-year lease for the operation of a 20,000 square foot store in Orange Park, Florida. An indirect subsidiary of Delhaize owns a one-half interest in Debarry Place Joint
Venture, which is involved in the development of the Orange Park, Florida shopping center. The store opened in September 1987.
Under the terms of the leases, the provisions of which the Company believes are no more favorable than leases with third party lessors, the Company is expected to make annual payments of $148,750 in fixed rent and $6,250 in common area maintenance fees for the Virginia store and $203,000 in fixed rent and $5,800 in common area maintenance fees for the Florida store. In addition, each lease provides for an additional annual payment to the lessor equal to the amount by which 1% of the annual gross receipts of the leased premises exceeds the fixed rent for the lease year. Each lease also includes an option to extend the lease for up to four five-year periods.

Employment Plans and Agreements

        Employment Agreement with Tom E. Smith

        On August 1, 1991, Tom E. Smith entered into an agreement with the Company providing for his employment as President of the Company (the "1991 Agreement"). The 1991 Agreement expires on
August 1, 2001, provides for Mr. Smith to receive a base salary of not less than $528,575 per year, and authorizes the Board of Directors (which has delegated its responsibility to the Senior Management Compensation Committee) to increase such minimum amount from time to time. The 1991 Agreement also entitles Mr. Smith to participate in other compensation and benefit plans and requires the Company to maintain split dollar life insurance for Mr. Smith as described elsewhere in this Proxy Statement. Mr. Smith may elect to defer all or any portion of the cash compensation payable to him pursuant to the 1991 Agreement.

        The Company may terminate Mr. Smith's employment for Good Cause, as defined in the 1991 Agreement, or as a result of a long-term disability. If the Company terminates Mr. Smith's employment for any such reason, or in the event of Mr. Smith's death, the Company will no longer be required to make payments to Mr. Smith or his estate under the 1991 Agreement, except pursuant to plans, arrangements or agreements providing for payments after termination of employment.

        Mr. Smith may terminate his employment without liability to the Company for Good Reason, as defined in the 1991 Agreement.
Good Reason includes a breach of the 1991 Agreement by the Company, a significant change in the nature or scope of Mr. Smith's authority or duties or a "change in control" of the Company (as such term is defined in the 1991 Agreement). If Mr. Smith terminates his employment for Good Reason, the Company would be required to maintain, for the remaining term of employment or three years (whichever is greater), all employee benefit plans in which Mr. Smith was entitled to participate immediately prior to the date of termination or substantially similar benefits if such plans prohibited Mr. Smith's continued participation. In addition, the 1991 Agreement would require the Company to pay Mr. Smith a lump sum equal to the present value of the future salary payable to Mr. Smith during the remaining term of employment, assuming that Mr. Smith's annual salary on the date of termination would continue for the remaining term. Such payment, however, would be reduced if and to the extent that it would be nondeductible by the Company because of section 280G of the Internal Revenue Code of 1986 relating to "excess parachute payments."

        In the event of a termination of the 1991 Agreement by Mr. Smith for Good Reason or by the Company other than for Good Cause, Mr. Smith may cause the Company to purchase up to 33% of his Class A Common Stock and Class B Common Stock of the Company for a cash purchase price per share equal to the average per share market price for the preceding 30 business days.

        The 1991 Agreement prohibits Mr. Smith, without the written consent of the Company, from engaging in any retail or wholesale grocery business directly competitive with the business of the Company or any subsidiary in any geographic area in which the Company or subsidiary is operating at the date of termination.
This prohibition applies to Mr. Smith during the term of the 1991 Agreement and for a period of three years after its termination.

        Deferred Compensation Agreements

        The Company has entered into deferred compensation agreements with the President and Chief Executive Officer and all Vice Presidents of the Company providing for the payment of deferred compensation commencing on reaching age 65 (if employed by the Company at such time) and continuing until their death or for a period of ten years, whichever occurs later. Annual payments pursuant to these agreements will be as follows: Mr. Smith - $15,000, Mr. Watkins - $10,000, Mr. Boone - $10,000, Mr. Benner -
$10,000 and Mr. McKinley - $10,000.

        Salary Continuation Agreements

        The Company has entered into salary continuation agreements with each of the Named Executives providing for payments to a named beneficiary in the event of such executive's death prior to attaining the age of 65 while employed by the Company. The agreements are intended to encourage participants to continue employment with the Company.

        Payments for the first 12 months following death are fixed. If death occurs prior to attaining the age of 55, payments after the first 12 months following death are made through the month the decedent would have attained the age of 65 or for a maximum period of 24 years, whichever is less. If death occurs after 55 but prior to attaining the age of 65, payments after the first 12 months following death are made for a period of 9 years. Except as provided above, all rights of the participant terminate upon his reaching age 65 or on the date he retires or, for reasons other than death, ceases to be an active employee of the Company. The following table sets forth the amounts payable to the Named
Executives:

                                               Subsequent
                          Monthly Payment   Monthly  Payments
                            First Twelve    24-year   9-year
Name of Individual             Months       Period    Period

Tom E. Smith ............      $36,774      $18,387   $14,710

John P. Watkins .........       11,226        5,613     4,490

Dan A. Boone ............        9,986        4,993     3,994

A. Edward Benner, Jr ....        9,018        4,509     3,607

Eugene R. McKinley ......       10,218        5,109     4,087

Low Interest Loan Plan

        The Company maintains a Low Interest Loan Plan to provide low interest unsecured demand loans to certain officers and employees of the Company. With minor exceptions, the total of all loans outstanding to any one employee cannot exceed the following percentages of the employee's annual salary: an amount equal to 25% during the first year of participation in the Low Interest Loan Plan, 50% during the second year, 75% during the third year and 100% thereafter. Interest is payable in monthly installments and may be paid through bi-monthly payroll deductions from the borrower's salary. The rate of interest charged is a rate equal to one half of the prime rate of NationsBank Corporation on the first business day of each calendar quarter. Pursuant to the Low
Interest Loan Plan, the principal amount of a loan is payable on demand (or within 90 days after a borrower leaves service with the Company). Participants must supply a financial statement before receiving a loan under the Low Interest Loan Plan, although no collateral is required.

        The following table sets forth, with respect to the Named
Executives, the largest amounts outstanding under the plan during the fiscal year ended January 1, 1994 and the amounts outstanding as of March 16, 1994:

                                  Largest Amount       Amount
                                   Outstanding        Outstanding
Name of Individual                  During 1993      March 16, 1994

Tom E. Smith                          $226,460          $ -0-

John P. Watkins                        160,875           160,875

Dan A. Boone                           120,000           140,000

A. Edward Benner, Jr.                  128,500           128,500

Eugene R. McKinley                     170,500           170,500



Compliance with Section 16(a) of the Securities Exchange Act of
1934

        Except as described below, the Company believes that its officers and directors complied with all filing requirements under
Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended January 1, 1994. Dr. Bernard W. Franklin was late in filing his Initial Statement of Beneficial Ownership of Securities on Form 3.

        In light of a re-evaluation of the management structure of the Company, the Board of Directors has passed a resolution effective April 11, 1994 identifying the following additional persons as officers for purposes of filing reports under Section 16 of the Securities Exchange Act of 1934: Jay J. Abraham, A. Edward Benner, Jr., Robert J. Brunory, Charles C. Buckley, James H. Goodwin, Jr., Joseph C. Hall, Jr., Kenneth Harris and Eugene R. McKinley. These persons have been advised of the obligation to file ownership reports with the Securities and Exchange Commission.

                                        INFORMATION REGARDING DELHAIZE

        Delhaize is the beneficial owner of approximately 38.2% and 50.3% respectively, of the outstanding Class A Common Stock and Class B Common Stock of the Company. Delhaize, a Belgian corporation founded in 1867, has its principal executive offices at rue Osseghem, 53, 1080 Brussels, Belgium. Its shares are listed on the Brussels Stock Exchange. Delhaize is engaged primarily in the operation of supermarkets located in Belgium and supplied by its own warehouse facilities, the operation of other retail food outlets and the packaging, distribution and sale of wine, food and food products. Although a precise determination cannot be made since its shares are not registered, its management estimates that approximately 38% of the outstanding stock of Delhaize is held by the descendants of the founders and their relatives, including Messrs. Beckers, de Cooman d'Herlinckhove, de Vaucleroy and LeClercq, who are nominated to serve as directors of the Company.


        Delhaize is the owner of the lion logo which the Company uses with its own trademarks pursuant to a nonexclusive license agreement.


                                             CERTAIN TRANSACTIONS

        For information relating to certain transactions, see
"Executive Compensation--Compensation Committee Interlocks and
Insider Participation."

                                           PROPOSALS OF SHAREHOLDERS

        Under certain conditions, shareholders may request the Company to include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy material of the Company for such meeting. All proposals of shareholders intended to be presented at the 1995 Annual Meeting of the Company must be received by the Company no later than December 20, 1994 for inclusion in the Proxy Statement and proxy card relating to such meeting.

                                                 OTHER MATTERS

        The management of the Company knows of no other business which will be presented for consideration at the meeting. However, if other matters are properly presented at the meeting, it is the intention of the proxy holders named in the accompanying proxy card to vote such proxies in accordance with their best judgment.

        By order of the Board of Directors.



                                             TOM E. SMITH
                                            Chairman of the Board,
                                            President and Chief
                                            Executive Officer

April 14, 1994




EXHIBIT A
                                 1994 AMENDMENT TO 1991 EMPLOYEE STOCK OPTION
                                            PLAN OF FOOD LION, INC.


                 The 1991 Employee Stock Option Plan of Food Lion, Inc. (the "Plan") is amended, effective April 1, 1994, as follows:

1) Section 4 of the Plan is amended to replace "two million (2,000,000)" with "five million (5,000,000)." The amendment made by this paragraph shall not take effect unless approved by the shareholders of the Corporation in accordance with Rule 16b-3(a) under the Securities Exchange Act of 1934, as amended.

2) Section 2 of the Plan is amended to designate the existing text as paragraph (a), to strike clause (i) of such paragraph (a) and to redesignate clauses (ii) through (vi) of paragraph (a) as clauses (i) through (v) and to add the following new paragraphs
(b), (c), and (d):

         (b) In the case of an individual who is a Section 16 Insider, the Committee shall have full and final authority in its discretion to determine which of such individuals shall receive Options, the nature of each Option as an Incentive Option or a Nonqualified Option, the times or effective dates when Options shall be granted, the number of shares of Common Stock to be subject to each Option, the Option Price (determined in accordance with Section 6) and the time or times when, and the conditions, if any, upon the happening of which each Option shall be exercisable including determining whether or not to accelerate the exercise date of an Option as provided in Section 6(b).

          (c) Except as otherwise determined by the Committee in accordance with Section 2(d), an individual who is not a Section 16 Insider and who is promoted to one of the positions set forth in Exhibit A to the Plan or who is employed by the Corporation in one of the positions set forth in Exhibit A for a period of service set forth in Exhibit A shall be granted, effective as of the date of such promotion or of completion of such period of service, the number of Incentive Options specified in Exhibit A. The recipient of Options granted pursuant to this Section 2(c) shall be entitled to exercise such options during the period ending on the fifth anniversary of the date the grant is effective and beginning (i) in the case of 1/3 of the Options, on the third anniversary of the date the grant is effective, (ii) in the case of an additional 1/3 of the Options, on the fourth anniversary of the date the grant is effective, and (iii) in the case of the final 1/3 of the Options, on the date that is four years and six months from the date the grant is effective. Any Option granted pursuant to this Section 2(c) that is not exercised by the fifth anniversary of the date the grant is effective shall terminate. In the event an employee of the Corporation receives a grant of Options pursuant to this
Section 2(c) as a result of promotion to or completion of a period of service in a position and then is demoted from that position, any of such Options that have not been exercised prior to the effective date of the demotion shall be forfeited. The exercise price of each Option granted pursuant to this Section 2(c) shall be the fair market value (determined in accordance with Section 6 (a)
(ii) of the Common Stock on the date the grant is effective. The Committee shall have full and final authority in its discretion to modify Exhibit A, including, without limitation, adding positions to or deleting positions from the list of those eligible for awards, increasing or decreasing the number of Options granted upon promotion to a position or completion of a period of service in a position, and increasing or decreasing the period of service in a position required for grant of Options; provided that, no such modification by the Committee shall affect the rights of a Participant under any Option granted prior to the date of the Committee's action.

        (d) In the case of an individual who is not a Section 16 Insider and who is a "key employee" as determined by the Committee in accordance with Section 5(b), the Committee shall have full and final authority in its discretion to grant Options in addition to those granted pursuant to Section 2(c), and to determine which of such individuals shall receive such Options, the nature of each such Option as an Incentive Option or a Nonqualified Option, the times or effective dates when such Options shall be granted, the number of shares of Common Stock to be subject to each such Option, the Option Price (determined in accordance with Section 6) and the time or times when, and the conditions, if any, upon the happening of which each such Option shall be exercisable, including determining whether or not to accelerate the exercise date of an Option as provided in Section 6(b). Notwithstanding the provisions of Section 2(c), the Committee shall have full and final authority in its discretion to determine that an individual who would otherwise be entitled, pursuant to Section 2(c), to be granted Options upon a promotion or completion of a period of service, shall not receive such a grant or shall be granted a reduced number of Options; provided that, no such determination by the Committee shall be effective unless it is made before the date on which the grant of Options pursuant to Section 2(c) would otherwise be effective.

3) Paragraph (b) of Section 5 of the Plan is amended to replace the final sentence thereof with the following:

        Each individual who is employed by the Corporation in one of the positions set forth in Exhibit A, as such Exhibit A may be modified by the Committee in accordance with Section 2(c), shall be a key employee for purposes of the Plan. The Committee shall determine which employees, in addition to those described in the preceding sentence, qualify as key employees.

4) Paragraph (c) of Section 5 of the Plan is amended to read as follows:

                 (c) The individual, being otherwise eligible to receive an Option under this Section 5, is granted an Option pursuant to
Section 2 (c) or is selected by the Committee as an individual to whom an Option shall be granted (an "Optionee").

5) Clause (i) of Paragraph (a) of Section 6 of the Plan is amended to read as follows:

                 (i)     An Option granted pursuant to paragraph (c) of
Section 2 shall be deemed to be granted on the date specified in that paragraph. Any other Option shall be deemed to be granted on the date that the Committee acts to grant the Option, or on any later date specified by the Committee as the effective date of the Option.

6) Clause (i) of paragraph (b) of Section 6 of the Plan is amended to replace the first sentence thereof with the following:

                 The period during which an Option granted pursuant to paragraph (c) of Section 2 may be exercised shall be the period specified in that paragraph. The period during which any other
Option may be exercised (the "Option Period") shall be determined by the Committee at the time the Option is granted.

7) Section 11 of the Plan is amended to add the following new paragraph (e):

                 (e) "Section 16 Insider" shall mean an individual who is serving as a director (including a director who is an employee), any individual who is serving in a position designated as an "executive officer" by the Board of Directors of the Corporation, or any individual required to file pursuant to Rule 16a-3 under
Section 16 of the Securities Exchange Act of 1934 (the "Exchange
Act") as an "officer" within the meaning of Rule 16a-1(f) of the Exchange Act, as such Act and Rules may hereinafter be amended from time to time.

                 Except as specifically amended hereby, the Corporation hereby reaffirms the Plan in all respects and the same shall remain in full force and effect.